EXHIBIT 99.3

OMEGA PROTEIN ANNOUNCES DR. JONATHAN SHEPHERD JOINS BOARD OF DIRECTORS

Company Appoints Worldwide Fishing Industry Leader to the Board

Dr. Shepherd to Become Chairman of the Company’s Scientific Charter Committee

HOUSTON, January 3, 2011 – Omega Protein Corporation (NYSE: OME), a nutritional ingredient company and the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that Dr. Jonathan Shepherd has joined its Board of Directors effective January 1, 2012. Dr. Shepherd has also become Chairman of Omega Protein’s Scientific Committee, replacing Dr. William E. M. Lands. Dr. Lands will continue in his role as a Director on the Board and as a member of the Scientific Committee.

Dr. Shepherd previously served as Director General of The International Fishmeal and Fish Oil Organization (IFFO), an international non-profit organization which represents fish meal and fish oil producers and related trades throughout the world, from 2004 to 2011. Previously, Dr. Shepherd was Group Managing Director of BioMar, a fish feed company based in Denmark. Dr. Shepherd also held a series of senior positions with Unilever, Peter Hand and Norsk Hydro in connection with fish farming, pharmaceuticals, and feed manufacturing.

“We are excited to have Jonathan join the board and welcome his in-depth experience and perspective on the issues affecting the fishing industry worldwide,” said Mr. Joe von Rosenberg III, Chairman of the Board. “We have had the pleasure of working with Jonathan for many years while he was at the IFFO and believe he will play an important role as Chairman of our Scientific Committee long-term.”

Dr. Shepherd has a BVSc from Liverpool Veterinary School and a PhD from Stirling University. Dr. Shepherd is a citizen of the United Kingdom.

About Omega Protein Corporation

Omega Protein Corporation is a nutritional ingredient company and the nation's leading vertically integrated producer of Omega-3 fish oil and specialty fish meal products. Omega Protein makes its products from menhaden, an Omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

Forward Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like “hope,” “hopeful,” “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions.

The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Factors that could cause actual results to be materially different from those forward-looking statements are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

CONTACT

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com